Exhibit 10.2

MASTER EQUIPMENT LEASE AGREEMENT

	LESSOR:	Relational, LLC
	ADDRESS:	3701 Algonquin Road, Suite 600
		Rolling Meadows, IL 60008	Tel: (847) 818-1700

	LESSEE:	ITC^DeltaCom, Inc., a Delaware Corporation and DeltaCom, Inc., an Alabama Corporation, as Co-Lessees, Jointly and Severally

DATE: October 23, 2006	ADDRESS:	7037 Old Madison Pike
Huntsville, AL 35806

Lessee agrees to lease from Lessor the Equipment described in each related Schedule which is executed pursuant hereto. Each Schedule together with this Master Equipment Lease Agreement (“Master Lease”) will constitute a separate lease for the Equipment subject thereto. In the event of any conflict between the Master Lease and any Schedule, the terms of the Schedule will control.

SECTION 1. DEFINITIONS.

“Affiliate” means Lessee’s parent, or an entity in which Lessee or its parent own a controlling interest including, without limitation, all present affiliates of Lessee listed in Exhibit A hereto, if applicable.

“Base Rent” means the periodic basic rent due as set forth on a Schedule, or, where lease rate factors are shown on a Schedule, the periodic basic rent due will be the product of the Equipment cost and the applicable lease rate factor.

“Base Term” means the full number of consecutive calendar months set forth on the Schedule commencing on the Base Term Date (except that all references herein to month(s) or monthly will be deemed to mean quarter(s) or quarterly if the Schedule specifies that Base Rent is paid quarterly).

“Base Term Date” means the first day of the first full calendar month following the Date of Acceptance for all Units of Equipment to be leased under a Schedule.

“Casualty Value” will be determined for each Unit of Equipment by multiplying the percentage stated opposite the month of the Base Term by the Equipment cost as stated in the applicable Certificate of Acceptance, interpolating values if necessary, as set forth in the Casualty Value table included with each Schedule.

“Certificate of Acceptance” means an executed certificate signed by an authorized signatory of Lessee confirming the Date of Acceptance.

“Date of Acceptance” means the date of acceptance of a Unit of Equipment by Lessee or such other date if specified on the Schedule.

“Equipment” means the property and other Soft Costs described on a Schedule, including without limitation, replacements, additions, attachments, wiring, software, and accessories incorporated therein.

“Event of Default” means the occurrence of an event described in Section 10 hereof.

“Event of Loss” means the irreparable loss, damage, destruction, or theft to a Unit of Equipment or other event which renders a Unit of Equipment unfit or unavailable for use for any reason.

“Guarantor” means a parent company, affiliate or other entity or person who has furnished a guaranty of Lessee’s obligations under the Master Lease.

“Impositions” means all taxes, fees, expenses and similar charges, including fees associated with the recycling of the Equipment, or other environmental or similar provisions issued by a governmental entity, which are assessed, imposed, incurred, or payable from the sale, staging, delivery, return, or disposal of the Equipment, excepting only taxes measured solely by the net income of Lessor or any franchise tax upon Lessor measured by Lessor’s capital, capital stock or net worth.

“Lessor’s Assignee” means an entity to whom Lessor has assigned or sold its right, title or interest in the Equipment, the Master Lease or a Schedule.

“Manufacturer” means the original equipment manufacturer or other vendor of the Equipment.

“Overdue Rate” means the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by law.

“Schedule” means an equipment schedule which incorporates all of the terms and conditions of this Master Lease.

“Soft Costs” means non-tangible equipment costs, including without limitation, finance costs, freight, Impositions, in-transit insurance, installation, deinstallation, maintenance, and software license fees.

“UCC” means the Uniform Commercial Code as adopted in the state referred to in Section 15(D).

“Unit” means an individual item of Equipment.

SECTION 2. QUIET ENJOYMENT; ASSIGNMENT OF WARRANTIES; AFFILIATE USE. Provided that no Event of Default has occurred and is continuing, Lessee will enjoy quiet possession and use of the Equipment without interference by Lessor or Lessor’s Assignee. To the extent assignable, Lessor hereby assigns to Lessee all warranty rights which Lessor may have received from the Manufacturer of the Equipment, and Lessor will reasonably cooperate with Lessee in the enforcement of such warranties by Lessee. Any Affiliate may enter into a Schedule hereto, and the above-named Lessee will be jointly and severally responsible with the Affiliate for the obligations thereunder. Such Affiliate will be considered an additional Lessee for the purposes of such Schedule.

SECTION 3. TERM. On the Date of Acceptance, Lessee will be bound to its obligations for each Unit of Equipment. Each Schedule will continue through the Base Term and thereafter until terminated by either party upon at least ninety (90) days prior written notice to the other party, which notice may not be withdrawn without the consent of the other party. Lessor may from time to time order Equipment directly from the Manufacturer on behalf of Lessee. In such event, if the Manufacturer requires payment earlier than Lessee’s execution and delivery of the required lease documentation, including, without limitation, the Schedule and Certificate of Acceptance, Lessor will submit such payment to the Manufacturer provided that Lessee agrees to pay interest on such payment at the Overdue Rate prorated on a per diem basis from the date Lessor is required to advance payment until the Date of Acceptance or other applicable date upon which Base Rent will first become due. If all required lease documentation is not executed by Lessee and delivered to Lessor within twenty-one (21) days after the earlier of the delivery of the Equipment or the advancement of funds by Lessor or such later date as the parties may agree in writing, Lessee will promptly upon request repay Lessor any amounts advanced by Lessor to the Manufacturer, together with the accrued per diem interest from the date of payment by Lessor until the date of Lessee’s repayment, and the Schedule will be canceled.

SECTION 4. RENT; TAXES. The Base Rent for the Equipment will commence on the Base Term Date and will be due and payable without notice or demand at Lessor’s address set forth above, or such other address as Lessor may designate in writing, and on the same day of each month until the Equipment is returned or purchased by Lessee as provided herein. In addition to Base Rent, Lessee will pay one-thirtieth (1/30) of the Base Rent (or one-ninetieth (1/90) of the Base Rent if paid quarterly) as additional pro rata rent from the Date of Acceptance until the Base Term Date payable on the Base Term Date. Lessor will report and remit to the appropriate taxing authority, and Lessee agrees to reimburse Lessor for, all Impositions. If Lessor pays any Impositions, Lessee will reimburse Lessor upon receipt of Lessor’s invoice for any such payment and any expenses incurred in the preparation and filing of any tax returns relating to such Impositions. Lessee’s obligation to pay all amounts due and to become due under any Schedule will be absolute and unconditional and will not be subject to any abatement, reduction, defense, counterclaim, set-off, or recoupment, including without limitation, any present or future claim against Lessor, Manufacturer, or any other person or entity for any cause whatsoever. In furtherance of the foregoing, Lessee agrees that each Schedule constitutes a “finance lease” solely for the purposes of Article 2A of the UCC, and waives any other law, present or future, which permits Lessee to suspend or reduce payment. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE BY SECTIONS 2A-401 AND 2A-402, AND SECTIONS 2A-508 THROUGH 2A-522 OF THE UCC, PROVIDED HOWEVER, THAT THE FOREGOING WAIVER WILL IN NO EVENT IMPAIR OR DIMINISH ANY RIGHT OR REMEDY OTHERWISE CONFERRED UPON LESSEE HEREUNDER. Lessee hereby reserves, and Lessor will remain fully responsible for, all available money damages consistent herewith arising from a default of Lessor’s obligations hereunder, which Lessee will pursue in an independent action brought within two (2) years after the cause of action first accrued. Any payment of Base Rent or other amount due under a Schedule which is not paid when due will accrue interest at the Overdue Rate.

SECTION 5. USE. Lessee will not, without the prior written consent of Lessor: (i) use the Equipment contrary to applicable law or regulation; (ii) remove a Unit from the location designated on the Schedule except if such Unit primarily functions as portable, provided such Unit will not be removed from the continental United States; or (iii) permit any alteration, addition to, or lien or claim upon the Equipment other than the Manufacturer’s approved engineering changes, which Lessee will permit the prompt installation thereof. Lessee will, at its expense, maintain the Equipment under a standard maintenance contract with the Manufacturer (or other entity authorized by Lessor) and in good working order and appearance in accordance with the Manufacturer’s specifications and anticipated use of the Equipment. Upon request, Lessee will grant Lessor, Lessor’s Assignee or their agents, access to the Equipment and all records relating to the use and maintenance thereof, during normal business hours and subject to Lessee’s reasonable security requirements. In the event Lessee purchases any Unit, Lessor will assign to Lessee any rights it may have in the software contained therein, except that such transaction will not be construed as a sale of such software; conversely, if Units are returned to Lessor, Lessee will so assign to, or replace for Lessor, any rights in any unexpired warranty, maintenance or software. Lessee will pay all costs related to delivery of the Equipment to and from Lessee. Soft Costs will be included in the Base Rent at the request of Lessee if such Soft Costs are included in the purchase price from the Manufacturer.

SECTION 6. LOSS; INSURANCE. Effective upon delivery and continuing until the Equipment is returned or purchased, Lessee assumes the risk and will be responsible for any Event of Loss with respect to any Unit of the Equipment. Lessee will provide Lessor with written notice of the occurrence of an Event of Loss within fifteen (15) days following such occurrence. The Schedule will continue in full force and effect without abatement of Base Rent and Lessee will ascertain from the Manufacturer whether such Unit can be repaired, and if so, cause such Unit to be promptly repaired. If the Event of Loss involves loss beyond repair or confiscation by governmental activity, Lessee will promptly pay to Lessor the Casualty Value attributable to such Unit, including all other amounts then due and payable by Lessee to Lessor pertaining to such Unit (including, without limitation, unbilled property taxes, if any) whereupon Lessee’s obligation to pay further Base Rent for such Unit will cease. Lessee will, at its sole expense, cause the Equipment to be insured against all risks of loss or damage for not less than the Casualty Value, and will carry comprehensive general liability insurance in amounts of not less than $1,000,000.00 per occurrence, covering the Lessee, the Equipment and its use. After the date of shipment of the Equipment, Lessee will cause Lessor to be promptly provided with a certificate of insurance, in a form reasonably acceptable to Lessor. All policies for such insurance will name Lessor and Lessor’s Assignee as loss payees and additional insureds as their interest may appear, and will provide Lessor with not less than thirty (30) days prior written notice of cancellation or material alteration. The proceeds of such insurance will be applied to the replacement or repair of the Equipment, or to payment of the Casualty Value, as the case may be. Lessee hereby appoints Lessor as Lessee’s attorney-in-fact to make claims for, receive payments of, and execute and endorse all documents, checks or drafts for, loss or damage under any such insurance coverage.

SECTION 7. RETURN. The Equipment will be deemed to have been returned when Lessee will have (i) given the advance written notice specified in Section 3 hereof, (ii) deinstalled, inspected and properly packed each Unit in accordance with the Manufacturer’s recommendations and any return instructions generally furnished by Lessor, and (iii) delivered all Units to Lessor together with all documentation, accessories and peripherals, in the same good operating condition, repair and appearance as when accepted, ordinary wear and tear excepted, and certified eligible for the Manufacturer’s maintenance. Lessee will return each Unit at such location as Lessor will designate within the continental U.S. or Ontario, Canada. In the case of Equipment returned to Ontario, Canada, Lessor will be responsible for all cross-border charges.

SECTION 8. TITLE. Title to the Equipment will remain in, and a security interest therein is hereby granted to, Lessor or Lessor’s Assignee exclusively. All accessions, substitutions, replacement parts and additions (including, without limitation, all feature additions or model changes, as those terms are defined by the Manufacturer) which are incorporated in or affixed to the Equipment will be the personal property of Lessor. Title to any software attached to the Equipment will remain with the applicable licensor(s). Lessee will not acquire any rights to any such software except to the extent Lessee acquires the right to use the software as an end-user. It is Lessee’s responsibility to obtain any required license from the licensor. Lessee will immediately notify Lessor of any pending or threatened claim of, and at Lessee’s expense protect and defend Lessor’s good and marketable title to the Equipment against all persons or entities claiming against or through Lessee, and will keep the Equipment free from any claim, legal process or encumbrance whatsoever, except those placed thereon by or through Lessor or Lessor’s Assignee, or the inchoate claims of repairmen for payment not yet due. Lessee hereby (i) authorizes the filing of UCC financing statements specific to the Equipment, (ii) warrants that the Equipment at all times remains personal property and not a fixture, (iii) agrees to permit Lessor or Lessor’s Assignee to affix ownership labels and/or identification marks to the Equipment, (iv) agrees to furnish audited annual and certified interim financial statements, and other material financial information as Lessor deems reasonably necessary, and (v) agrees to furnish such further documents and information as Lessor may require to protect or perfect its interests, or that of the Lessor’s Assignee, including certificates of incumbency and authority.

SECTION 9. DISCLAIMER. LESSOR MAKES NO WARRANTIES, GUARANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, OF ANY KIND WITH RESPECT TO THE EQUIPMENT INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY, VALUE, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLIANCE WITH ANY APPLICABLE LAW, RULE, PATENT OR TRADEMARK, OR TREATMENT OF ANY SCHEDULE FOR TAX OR ACCOUNTING PURPOSES, AND LESSEE WAIVES ANY REQUIRED NOTICE OF MONTH-TO-MONTH RENEWAL RENTS. Lessee has selected the Equipment, including its size and design, and disclaims any reliance upon statements made by Lessor. Lessor will in no event be responsible or liable for any damages, including without limitation, indirect, special, incidental or consequential damages or lost profits, resulting from or relating to any Schedule or the Equipment.

SECTION 10. DEFAULT. The occurrence of any one of the following will constitute an Event of Default under a Schedule: (A) Lessee fails to pay Base Rent or other amounts due within five (5) days after the date upon which such amounts are due; (B) any information, representation, warranty or financial statement is false or misleading in any material manner as of the date it was given to Lessor; (C) Lessee fails to perform in any material manner any term, condition, covenant or obligation set forth in the Master Lease or any Schedule and such failure continues for a period of ten (10) days after written notice thereof is given to Lessee; (D) Lessee ceases doing business as a going concern or merges with, or a substantial portion of Lessee’s assets are acquired by any other entity whose financial condition is less than that of Lessee, as determined by Lessor, or which entity, if acceptable to Lessor, fails to fully assume Lessee’s obligations in a form acceptable to Lessor; (E) Lessee or one of its partners takes any act of dissolution or liquidation; (F) Lessee fails to timely replace, at least thirty (30) days prior to its expiration, any applicable letter of credit or other collateral furnished in connection with any Schedule; (G) Lessee (i) admits in writing its inability or unwillingness or fails to pay its debts as they become due, (ii) makes an assignment for the benefit of creditors, or (iii) applies for or acquiesces in the appointment of any receiver, trustee or other custodian for it or any substantial part of its property, and such appointment continues undischarged for a period of sixty (60) days; (H) any bankruptcy, reorganization, or other proceeding under any bankruptcy or similar law, dissolution or liquidation proceeding is commenced in respect of Lessee and remains undismissed for more than sixty (60) days; (I) the occurrence of a material adverse change in the financial condition or general creditworthiness of Lessee or Guarantor or withdrawal of any Guarantor; (J) an Event of Default by Lessee under any other Schedule; or (K) if Lessee or Guarantor is a natural person, the death of such person. If there is a Guarantor, Subsections (D) through (K) will apply to the Guarantor and a default thereunder by Guarantor will additionally constitute an Event of Default of Lessee.

SECTION 11. REMEDIES. Upon the occurrence of an Event of Default, Lessor may at its option, do any or all of the following: (A) declare immediately due and payable, as liquidated damages for loss of the bargain and not as a penalty, an amount equal to the Casualty Value set forth in the related Schedule, which amount together with all accrued and unpaid payments of Base Rent and any other sums due and payable up to and including the date on which Lessor receives the total of such amount, will be immediately payable by Lessee; (B) terminate the Schedule in default and take possession of any or all Units without any liability to any party for any damage, loss, cause of action or claim and, for this purpose, enter upon any premises where any Unit is located; (C) require Lessee to deliver any or all Units to Lessor in accordance with the return provisions hereof; (D) sell, dispose of, hold, use or re-lease any Unit as Lessor, in its sole discretion may determine by public or private disposition; or (E) proceed by appropriate court action at law or in equity to enforce performance or to recover damages from Lessee for any breach hereof. Upon any sale, re-lease or other disposition of any Unit, Lessor will apply to Lessee’s obligations under the defaulted Schedule the amounts received. Lessor will only be obligated to apply the proceeds of any letter of credit furnished hereunder to the amount set forth in Subsection (A) above. The foregoing remedies in this Section and in Sections 6 and 7 are not intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity. If Lessor is required to enforce its remedies, Lessee will be liable for the deficiency balance payable under a defaulted Schedule, together with all costs, expenses, losses, and damages, including without limitation, all actual court costs, attorneys’ fees and expenses incurred by Lessor, Lessor’s Assignee or any other party in enforcing the terms and conditions of any Schedule or Lessor’s interests, or the priority thereof, in any Schedule or the Equipment.

SECTION 12. ASSIGNMENT. Without consent of Lessee, Lessor may assign or sell its interests in the Master Lease, a Schedule or the Equipment to Lessor’s Assignee. Upon Lessor’s request, Lessee will acknowledge such assignment in a form customarily received by Lessor’s Assignee and thereafter pay all Base Rent and other amounts due to Lessor’s Assignee unconditionally as provided in this Master Lease. Lessee will not permit the Schedule so assigned to be amended or any of the terms or conditions thereof waived without the prior written consent of Lessor’s Assignee, and Lessee will not require Lessor’s Assignee to perform any obligation of Lessor under such Schedule. Any Lessor’s Assignee may reassign its rights and interests. Lessor will not be relieved of any of its obligations hereunder by any assignment unless expressly assumed by Lessor’s Assignee and consented to by Lessee. Lessee will not assign its interests without Lessor’s prior written consent, which will not be unreasonably withheld, and in no event will Lessee be relieved of its obligations hereunder or under a Schedule.

SECTION 13. INDEMNITY. Lessee will indemnify and defend Lessor, and Lessor’s Assignee, against any and all claims, liabilities, losses or damages (whether direct, indirect, special, incidental or consequential) including all court costs and reasonable attorneys’ fees, arising in connection with any Unit or any Schedule, including without limitation, the ownership, selection, purchase, delivery, possession, use, operation, maintenance, leasing and return of the Equipment, or acts of Lessee in failing to maintain the Equipment in good repair, or any patent, trademark or copyright infringement.

SECTION 14. LESSEE’S REPRESENTATIONS. Lessee represents and warrants to Lessor that (A) the execution and performance of this Master Lease and each Schedule hereto have been and will be duly authorized by Lessee and constitute an enforceable obligation against Lessee in accordance with its terms, subject to applicable bankruptcy or similar laws; (B) the Master Lease and each Schedule constitute legal, valid and binding agreements of the Lessee enforceable in accordance with their terms; (C) Lessee is duly organized and in good standing under the laws of its jurisdiction of organization and is and will continue to be duly qualified to do business and in good standing in any jurisdiction where any of the Equipment will be located; and (D) to the best of Lessee’s knowledge, there are no suits, actions or proceedings pending before any court, agency, or other tribunal, which, if determined adversely to Lessee, would materially affect Lessee’s ability to perform its obligations hereunder.

SECTION 15. MISCELLANEOUS. (A) Lessee will promptly deliver to Lessor any such additional instruments, information or assurances as Lessor or Lessor’s Assignee may reasonably request concerning Lessee in order to enable Lessor to determine whether the covenants, terms and provisions of any Schedule have been complied with by Lessee, and to confirm and perfect this Master Lease and Lessor’s rights hereunder. (B) Any notice or other communication relating to a Schedule will be in writing and delivered by any mode which requires the recipient to acknowledge receipt thereof by signature, and will be deemed to have been given upon receipt at the party’s address above. (C) All representations, warranties, indemnities and covenants contained in this Master Lease will survive in full force and effect notwithstanding termination of Lessee’s right of possession. (D) This Master Lease and each Schedule will be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to its conflict of laws principles and regardless of the location of the Equipment. Any action or proceeding arising out of or relating to any Schedule will be commenced exclusively in any state or federal court of competent jurisdiction located in Illinois and the parties consent to personal jurisdiction therein and to service by certified mail. THE PARTIES HERETO WAIVE THE RIGHT TO TRIAL BY JURY TO THE EXTENT SUCH RIGHT MAY BE WAIVED. (E) Where multiple Lessees have executed a Schedule or this Master Lease, their liability thereunder will be joint and several. (F) No negotiation or other process of the parties toward the purchase of the Equipment by Lessee on or after the expiration of the Base Term will have the effect of terminating any Schedule in any manner. (G) This Master Lease will be binding upon and inure to the benefit of the parties hereto and their respective successors, representatives and assigns. (H) This Master Lease and each Schedule may be executed in numbered counterparts, each counterpart constituting an original but all together one and the same instrument and contract. Only Counterpart No. 1 of each Schedule, together with a photocopy of this Master Lease, will constitute “chattel paper” under the UCC and no security interest in any Schedule may be created through the transfer of possession of any counterpart other than Counterpart No. 1. (I) Any provision of this Master Lease or any Schedule prohibited by, or unlawful or unenforceable under, any applicable law of any jurisdiction will be ineffective as to such jurisdiction to the extent of such prohibition, without invalidating the remaining provisions hereof or thereof. (J) This Master Lease and applicable Schedule constitute the entire agreement between Lessor and Lessee with respect to the subject Equipment, supersede any other oral or written agreement, and may be amended only by a writing signed by the parties. (K) Lessor may insert into a Schedule at any time serial numbers for the Equipment if and when available from the

Manufacturer. (L) Time is of the essence and Lessor’s failure or delay at any time to require strict performance by Lessee will not diminish or waive Lessor’s right to demand strict compliance therewith or with any other provision. (M) The waiver of any default will not waive any other contemporaneous or subsequent default.

IN WITNESS WHEREOF, the parties hereto have executed this Master Lease on or as of the day and year first written above.

LESSOR:		CO-LESSEE:
RELATIONAL, LLC		ITC^DeltaCom, Inc.

BY:	/s/ Michael J. Ross	BY:	/s/ Richard E. Fish, Jr.
NAME:	Michael J. Ross	NAME:	Richard E. Fish, Jr.
TITLE:	Senior Vice President	TITLE:	Chief Financial Officer

CO-LESSEE:
DeltaCom, Inc.

		BY:	/s/ Richard E. Fish, Jr.
		NAME:	Richard E. Fish, Jr.
		TITLE:	Chief Financial Officer

Amendment No. 001

dated as of October 23, 2006

to the Master Equipment Lease Agreement

dated as of October 23, 2006 (the “Agreement”)

between

ITC^DeltaCom, Inc. and DeltaCom, Inc., as Co-Lessees (“Lessee”)

and Relational, LLC (“Lessor”)

The terms and conditions of this Amendment shall be incorporated into the Agreement and supersedes the Agreement to the extent expressly provided herein. Each capitalized term used herein and not otherwise defined shall have the same meaning attributed to it in the Agreement.

The terms and conditions of the following sections of the Agreement are hereby modified:

Section 1. Definitions:

1.	Add the following Definition under Section 1:

“Co-Lessees”: For purposes of the Master Equipment Lease Agreement, any related Schedules and associated documents, ITC^DeltaCom, Inc. and DeltaCom, Inc. as Co-Lessees agree that each will be jointly and severally liable for the performance of all obligations and bound to all terms and conditions as Lessee which will include but not be limited to the payment of Base Rent, Additional Rent, and any other amounts which are now due or will become due and payable pursuant to the terms hereof. For purposes hereof, the term “Lessee” wherever it appears will refer to a Co-Lessee individually or collectively as the case may be. The Co-Lessees further agree that any authorized signature of any Co-Lessee is authorized to bind all Co-Lessees with respect to the Master Equipment Lease Agreement, any Schedule and any associated documents. Any notice required under the Master Equipment Lease Agreement or a Schedule which is received by Lessor from any Lessee as a Co-Lessee will be deemed to have been received by all Co-Lessees.”

2.	In the definition of Schedule, after the word “Schedule”, insert the following:

“, which may also be known as “Leaseline Schedule”,”

Section 3. Term:

1.	In line six, after the word “Lessee”, insert “, subject to Lessee’s written directive which may be provided via e-mail to Lessor.”

Section 4. Rent; Taxes:

1.	Delete the third and fourth sentence and replace with the following:

“Lessee will report and remit to the appropriate taxing authority, and agrees to provide Lessor yearly property tax filings and proof of tax payments reasonably acceptable to Lessor. Lessee agrees to indemnify Lessor for all Impositions. If Lessor pays any Impositions, Lessee will reimburse Lessor upon receipt of Lessor’s invoice for any such payment and any expenses incurred relating to such Impositions.”

Section 5. Use:

1.	In line eight, after the word “thereof”, insert the following:

“, it being understood and agreed that if such installation is at no cost to Lessee, Lessee must install the engineering changes. Should the engineering changes require an installation cost, Lessor have shall have the option to pay for the installation of such engineering changes.”

2.	In line eight, before the word “Lessee”, delete the following:

“Lessee will, at its expense, maintain the Equipment under a standard maintenance contract with the Manufacturer (or other entity authorized by Lessor) and in good working order and appearance in accordance with the Manufacturer’s specifications and anticipated use of the Equipment.” and replace with;

“Notwithstanding anything contained in Section 7., Lessee at its option and at its expense, will maintain the Equipment in good working order and appearance in accordance with the Manufacturer’s specifications and anticipated use of the Equipment.”

Section 6. Insurance:

1.	In line fifteen, after the word “insured”, insert the following:

“,with a deductible of no more than $500,000.00,”

Section 7. Return:

1.	In line nine, after the word “maintenance”, insert the following:

“, it being understood and agreed that the requirement for such certification shall not imply an obligation by Lessee to go to unreasonable cost to insure the availability thereof or to require Lessee necessarily to procure the most recent additions to or upgrades of the Equipment.”

2.	Insert the following at the end of this Section:

“Notwithstanding the foregoing and pursuant to the terms of this Section 7., Lessee will have the right, upon ninety (90) days prior notice to Lessor, to return substitute equipment in lieu of the Equipment provided that the substituted Equipment was installed and operating in Lessee’s facility at the time of substitution. “Substitute Equipment” will mean any Unit from the same manufacturer with an age, value, function and capacity equivalent or better than the Equipment for which the substitution is made. In the event Lessee exercises this right, (i) Lessee agrees to cause good title to the Substitute Equipment to be transferred to Lessor free and clear of any liens or encumbrances, and (ii) Lessor agrees to cause good title to the original Equipment to be transferred to Lessee free and clear of any liens or encumbrances. Each party agrees to execute any document reasonably requested to evidence the foregoing. Lessee will not be responsible for the return of any original equipment boxes, manuals or CDs.”

Section 8. Title:

1.	Delete subsection (iv) and replace with the following:

“(iv) agrees to furnish audited annual and interim financial statements in the form filed with the US Securities and Exchange Commission, and”

2.	In subsection (v), after the word “may”, insert the word “reasonably”.

Section 10. Default:

1.	In line four, after the word “due”, insert the following:

“and such failure continues for a period of ten (10) days after written notice thereof is given to Lessee”

2.	In line nine, delete subsection (D) in its entirety and replace with the following:

“(D) Lessee ceases doing business as a going concern or merges with (unless such merger results in a surviving company of equal or better credit than Lessee), or a substantial portion of Lessee’s assets are acquired by any other entity whose financial condition is less than that of Lessee, as reasonably determined by Lessor in consultation with Lessee, or which entity, if acceptable to Lessor, fails to fully assume Lessee’s obligations in a form reasonably acceptable to Lessor;”

3.	Delete subsection (I) in its entirety.

Section 11. Remedies:

1.	In line twenty-four, after the word “the” delete “deficiency balance” and insert “amount”.

Section 12. Assignment:

1.	Delete the first sentence and replace with the following:

“With the consent of Lessee, which will not be unreasonably withheld, Lessor may assign or sell its interests in the Master Lease, a Schedule or the Equipment to Lessor’s Assignee.”

Section 13. Indemnity:

1.	In line one, before the word “Lessee”, insert the following:

“Save and except for the negligence or malfeasance of Lessor”

2.	In line two, after the word “damages”, delete the following:

“(Whether direct, indirect, special, incidental or consequential)”

3.	In line nine, after the word “infringement”, insert the following:

“Lessee, however will in no event be responsible or liable for any indirect, special or consequential damages or lost profits relating to any Schedule or the Equipment subject to the terms of this Section.”

Section 15. Miscellaneous:

1.	In line four of subsection (D) after the word “Equipment”, delete the following:

“Any action or proceeding arising out of or relating to any Schedule will be commenced exclusively in any state or federal court of competent jurisdiction located in Illinois and the parties consent to personal jurisdiction therein and to service by certified mail.”

Except as amended hereby, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their authorized representatives as of the date and year set forth below.

ACCEPTED AND AGREED TO:

Relational, LLC		ITC^DeltaCom, Inc.
Lessor		Co-Lessee

By:	/s/ Michael J. Ross	By:	/s/ Richard E. Fish, Jr.
Printed Name:	Michael J. Ross	Printed Name:	Richard E. Fish, Jr.
Title:	Senior Vice President	Title:	Chief Financial Officer
Date:	February 1, 2007	Date:	February 1, 2007

DeltaCom, Inc.
Co-Lessee

		By:	/s/ Richard E. Fish, Jr.
		Printed Name:	Richard E. Fish, Jr.
		Title:	Chief Financial Officer
		Date:	February 1, 2007